Exhibit 99.1

KEY TECHNOLOGY ANNOUNCES RESIGNATION OF KIRK MORTON AS PRESIDENT AND CEO

WALLA WALLA, WA - - Key Technology, Inc. Key Technology, Inc. (Nasdaq: KTEC) announced today that Kirk Morton, the current President and Chief Executive Officer of Key Technology, Inc., has advised the Company that he will resign from all positions with the Company effective December 31, 2005 to accept the position of CEO at a privately-held company.

Morton commented, “I have very much enjoyed the past six years with Key Technology and am proud of the Company’s accomplishments. Taking advantage of this unexpected new opportunity was a difficult decision for me, because the top quality management team we have assembled at Key is energized and focused and the Company's future is bright.”

The Company's Board of Directors has appointed an executive search committee, chaired by Director Donald A. Washburn, to implement the search for a new president and chief executive officer. In the interim, Tom Madsen, Chairman of the Board, will provide leadership to the Company's senior management team.

"We wish Kirk well in his new endeavors and thank him for his contributions to Key. We are fortunate to have an experienced senior management team in place and do not expect any loss of momentum in the initiatives being pursued by the Company,” commented Tom Madsen. “We now have the opportunity to bring new leadership and energy to Key, and we hope to have the CEO position filled in early 2006."

About Key Technology, Inc.
Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	adverse economic conditions, particularly in the food processing industry, may adversely affect the Company's revenues;
•	competition and advances in technology may adversely affect sales and prices;
•	the Company's new products may not compete successfully in either existing or new markets;
•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits;
•	the Company's inability to protect its intellectual property may adversely affect the Company's competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company or its customers by third parties may adversely affect the Company’s results of operations and its customer relations.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Exhibit 99.1, "Forward-Looking Statement Risk and Uncertainty Factors", to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2004.
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CONTACT:	Key Technology, Inc., Walla Walla
Anita Funk, Corporate Communications Manager - 509-394-3285